FIRST AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 22nd day of June, 2009 amends that certain Subadvisory Agreement effective March 10, 2008 (the “Agreement”) among Virtus Equity Trust (formerly known as Phoenix Equity Trust) (the “Fund”), a Delaware statutory trust on behalf of its series Virtus Quality Small-Cap Fund (formerly known as Phoenix Quality Small-Cap Fund), Virtus Small-Cap Sustainable Growth Fund (formerly known as Phoenix Small-Cap Sustainable Growth Fund) and Virtus Small-Cap Core Fund (formerly known as Phoenix Small-Mid Cap Fund (the “Series”), Virtus Investment Advisers, Inc. (formerly known as Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the “Adviser”) and Kayne Anderson Rudnick Investment Management, LLC a California limited liability company (the “Subadviser”) as follows:

1.	All references to Phoenix Equity Trust are hereby deleted from the Agreement and Virtus Equity Trust is substituted in its place.

2.	All references to Phoenix Investment Counsel, Inc. are hereby deleted from the Agreement and Virtus Investment Advisers, Inc. is substituted in its place.

3.	The names of the Series party to this Agreement have changed as follows: Phoenix Quality Small-Cap Fund is now Virtus Quality Small-Cap Fund; Phoenix Small-Cap Sustainable Growth Fund is now Virtus Small-Cap Sustainable Growth Fund; Phoenix Small-Mid Cap Fund is now Virtus Small-Cap Core Fund.

4.	The Notices provision of the Agreement is hereby deleted and the following is substituted in its place:

19.     Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)	To the Adviser or the Fund at:

100 Pearl Street

Hartford, CT 06103

Attn: Kevin J. Carr

Telephone: (860) 263-4791

Facsimile: (860) 241-1028

Email: kevin.carr@virtus.com

(b)	To the Subadviser at:

Kayne Anderson Rudnick Investment Management, LLC at:

1800 Avenue of the Stars, 2nd Floor

Los Angeles, CA 90067

Attn: Judy Ridder, Chief Compliance Officer

Telephone: (310) 712-2909

Facsimile: (310) 282-2959

Email: JRidder@Kayne.com

5.	Virtus Mid-Cap Core Fund is hereby added as an additional Series to the Agreement.

6.	The subadvisory fee for Virtus Mid-Cap Core Fund is hereby set forth on Schedule C to the Agreement, Schedule C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

7.	Schedule F to the Agreement is hereby deleted and Schedule F attached hereto is substituted in its place to reflect the addition of Virtus Mid-Cap Core Fund.

8.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement.

9.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.

VIRTUS EQUITY TRUST

By:	/s/ George R. Aylward
Name: George R. Aylward
Title: President

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name: Francis G. Waltman
Title: Senior Vice President

ACCEPTED:

KAYNE ANDERSON RUDNICK INVESTMENT

MANAGEMENT, LLC

By:	/s/ Jeannine Vanian
Name: Jeannine Vanian
Title: Chief Operating Officer

SCHEDULES:	A. Operational Procedures
B. Record Keeping Requirements
C. Fee Schedule
D. Subadviser Functions
E. Form of Sub-Certification
F. Designated Series

SCHEDULE C

(a)    For services provided to the Series, the Adviser will pay to the Subadviser, a fee, payable in arrears at the annual rate set forth below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

(b)    The fee to be paid to the Subadviser for each of Virtus Small-Cap Core Fund and Virtus Mid-Cap Core Fund is to be 50% of the gross management fee as calculated based on the average daily net assets of each of Virtus Small-Cap Core Fund and Virtus Mid-Cap Core Fund, as applicable.

The fee to be paid to the Subadviser for Virtus Quality Small-Cap Fund and Virtus Small-Cap Sustainable Growth Fund is as follows:

Name of Designated Series	Investment Subadvisory Fee
	1st $400 Million	$400+ Million through $1 Billion	$1+ Billion
Virtus Quality Small-Cap Fund	0.45%	0.425%	0.40%
Virtus Small-Cap Sustainable Growth Fund	0.45%	0.425%	0.40%

SCHEDULE F

Virtus Mid-Cap Core Fund

Virtus Quality Small-Cap Fund

Virtus Small-Cap Core Fund

Virtus Small-Cap Sustainable Growth Fund